UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, February 14, 2017, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the RENAISSANCE CLUBSPORT HOTEL, 2805 Jones Road, Walnut Creek, California 94597, on Tuesday, February 14, 2017, at 10:30 A.M. for the following purposes:

(1)	To elect nine directors;

(2)	To hold an advisory vote on how frequently (every one, two or three years) stockholders prefer that the Company conducts an advisory vote of stockholders on the executive compensation of the Company’s named executive officers;

(3)	To hold an advisory vote on the compensation of the Company’s named executive officers as described in the accompanying proxy statement;

(4)	To approve the amendment of the Nonemployee Director Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder;

(5)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 30, 2017; and

(6)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 16, 2016, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Except for those stockholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for this annual meeting to stockholders through the Internet. On or about December 30, 2016, the Company mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If a stockholder received a Notice by mail or email, that stockholder will not receive a printed copy of the proxy materials unless such stockholder specifically requests one. Instead, the Notice instructs stockholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2016 (which the Company posted on the Internet on December 30, 2016), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a stockholder received the Notice and would still like to receive a printed copy of the proxy materials, such stockholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

Dated:  December 30, 2016

By Order of the Board of Directors

George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders on February 14, 2017 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to stockholders on or about December 30, 2016. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 24, 2016) by posting them on the Internet on December 30, 2016. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common stockholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common stockholder holds shares in its own name as a stockholder of record, such Class B or Common stockholder may vote shares either in person at the meeting or by proxy. To vote in person, Class B or Common stockholders should bring a form of identification, such as a valid driver’s license or passport, and proof that they were a stockholder as of December 16, 2016, and the Company will provide a ballot when such stockholders arrive. To vote by proxy, Class B or Common stockholders should vote in one of the following ways:

•	Via the Internet. Class B or Common stockholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•

By Telephone. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder located in the United States may vote by calling the toll-free number found on the proxy card.

•

By Mail. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common stockholders to vote shares if they attend the Annual Meeting and want to vote in person—by voting in person such Class B or Common stockholders automatically revoke their proxy. Class B or Common stockholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common stockholder votes shares over the telephone, such Class B or Common stockholder must select a voting option (“For” or “Withhold” (for directors), One, Two or Three Years (for Proposal Two) and “For,” “Against” or “Abstain” (for Proposals Three through Five)) in order for the proxy to be counted on that matter. If a Class B or Common stockholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director, to hold an advisory vote of stockholders on the executive compensation of the Company’s named executive officers every THREE YEARS, FOR the approval of the compensation of the Company’s named executive officers, FOR the amendment of the Nonemployee Director Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance thereunder and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

If shares are registered in street name, Class B or Common stockholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common stockholder can do this over the telephone or Internet, or if a Class B or Common stockholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common stockholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common stockholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common stockholder would like to revoke its proxy, such Class B or Common stockholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common stockholder wishes to vote in person at the Annual Meeting, such Class B or Common stockholder must obtain a legal proxy from the broker, bank or other nominee holding the shares.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 16, 2016, will be entitled to vote at the Annual Meeting.

As of the close of business on December 16, 2016, there were outstanding 11,998,472 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 37,609,667 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

Proposals Two and Three are non-binding votes, (an abstention from voting will have the same effect as a vote against these proposals). If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, broker non-votes will have no effect on the outcome of these proposals. However, the Board of Directors of the Company will consider whether or not stockholders approve the compensation of executives as described in this Proxy Statement when making future determinations on executive compensation. The Board will also consider the number of years for the frequency of the advisory vote on executive compensation that receives the most votes when determining the frequency of future stockholder advisory votes on executive compensation.

Proposal Four to amend the Company’s Nonemployee Director Equity Incentive Plan requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Accordingly, abstentions on the proposals to amend the Nonemployee Director Equity Incentive Plan will have the effect of a negative vote on this item. A broker non-vote will have no effect on Proposal Four to amend the Nonemployee Director Equity Incentive Plan, which requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs for stockholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors, except for Andrew Woeber. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John B. Balousek(1)	71

Lead independent director of the Company. Interim Chairman of the Company from July 2015 until October 2016. From 1991 to 1996, Mr. Balousek served as President, Chief Operating Officer and a director of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, and also in 1996 as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive services company affiliated with True North Communications. Mr. Balousek was also a founding shareholder and strategic contributor to Lenscrafters one-hour optical in the United States, Vision Express in Europe, and a founder of Eyemasters one-hour optical in Canada. Prior to 1991, Mr. Balousek held various management positions with Foote, Cone & Belding Communications and in brand management with the Procter & Gamble Company. Mr. Balousek has also served as a director on multiple boards, including Inuvo, Inc., an online analytics, data and media company, from June 2008 to March 2012, Rabobank NA, a California community bank, and VIB Corp., a bank holding company.

As a former President and Chief Operating Officer of a global advertising network, executive in brand management at one of the world’s leading consumer packaged goods organizations, and an experienced director with deep boardroom experience across a range of businesses, Mr. Balousek brings valuable skills and insights to the Company.

			2001

William E. Brown	75	Chairman of the Board of the Company since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer which he held until February 11, 2013. Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Thomas J. Colligan(2)	72	Mr. Colligan served in executive roles for 38 years at PriceWaterhouseCoopers LLP (PwC), including as the firm’s	2015

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Vice Chairman from 2001 to 2004. After retiring from PwC in 2004, Mr. Colligan worked for two years as managing director at Duke Corporate Education before becoming Vice Dean of Executive Education at the University of Pennsylvania’s Wharton School until 2010. Mr. Colligan currently consults with the board of Sharp Electronics. He previously served on the boards of ADT, CNH Global, Office Depot, Inc., Schering Plough Corporation, Educational Management Corporation, Targus Corporation and Anesiva, Inc. Mr. Colligan is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Mr. Colligan’s qualifications include his 39 years as a Certified Public Accountant, his PwC experience, his extensive experience with audit and financial issues and his past service on public company boards and audit committees.

Brooks M. Pennington III	62	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the boards of several private companies. Mr. Pennington has over 36 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

Alfred A. Piergallini(1)(2)	69

Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, from January 2006 to December 2010. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He currently serves as a director of Comerica Incorporated, a financial services company.

As a former senior executive of several consumer products companies and a director of other public companies, Mr. Piergallini brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of public companies.

			2004

John R. Ranelli	70	Mr. Ranelli served as the Company’s Chief Executive Officer from February 2013 to May 2016 and as Acting Principal	2010

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Financial Officer from February 2016 to September 2016. He continues as a Company consultant and director. Mr. Ranelli served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, from 2011 until November 2016, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

As an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has extensive experience leading and managing all aspects of mid to large consumer products companies.

George C. Roeth	55

Mr. Roeth has been the Company’s President and Chief Executive Officer since June 2016. Mr. Roeth was an executive with The Clorox Company for 27 years prior to his retirement in 2015. From 2013 to 2014, Mr. Roeth served as a Chief Operating Officer of Lifestyle, Household and Global Operating Functions of Clorox. Previously, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Joint Venture. Prior to that, Mr. Roeth served in several senior-level marketing and operations roles at Clorox, including Vice President and General Manager, Vice President of Growth and Marketing, and Vice President of Brand Development, among others. Mr. Roeth currently serves on the boards of the Oil-Dri Corporation and the East Oakland Youth Development Foundation.

As a former senior executive of a large consumer products company, Mr. Roeth has a proven track record of delivering profitable growth.

			2015

Mary Beth Springer(2)	52	From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President—Strategy and Growth from 2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined	2013

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as lead independent director of Nature’s Sunshine Products, Inc., a natural health and wellness company.

As a former senior executive of one of the country’s leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public company.

Andrew K. Woeber	49

Andrew K. Woeber has 20 years of experience as an investment banker. From April 2008 to the present, Mr. Woeber has been a Partner/Managing Director at Greenhill & Co., Inc., a global M&A advisory firm, where he is Co-Head of U.S. M&A and focuses on mergers and acquisitions across a broad range of industries. Prior to joining Greenhill, Mr. Woeber was an investment banker at Morgan Stanley from 2000 to 2008, where he was promoted to Managing Director in 2004. At Morgan Stanley, Mr. Woeber worked in the Mergers & Acquisitions Department and the Global Capital Markets Group in New York and the Corporate Finance Department in San Francisco. Early in his career, Mr. Woeber was a corporate lawyer at Cravath, Swaine & Moore in New York, where he focused primarily on M&A. Mr. Woeber serves on the Board of Overseers of University of California, San Francisco, a medical school and group of hospitals with a $1.5 billion endowment, and is a member of the executive committee and chairman of the audit committee.

Mr. Woeber brings to the Board of Directors significant mergers and acquisitions, financing and other transactional expertise. Mr. Woeber’s deep experience and knowledge in these areas are important to the Board of Directors’ ability to help guide the Company in evaluating short and long-term strategic opportunities, as well as capital structure and allocation decisions.

(1)	Member of Compensation Committee.
(2)	Member of Audit Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Colligan, Piergallini and Woeber and Ms. Springer meet the standards of independence established by the NASDAQ.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown has served as Chairman since founding the Company in 1980, Mr. Ranelli served as Chief Executive Officer from February 2013 until May 2016 and Mr. Roeth has served since that time. The Board determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our operating strategy and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the NASDAQ listing standards, the Board has selected a director who is independent to serve as the “lead independent director.” Mr. Brown was on a leave of absence, and Mr. Balousek, our lead independent director, served as Interim Chairman from July 2015 through October 2016.

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•

Mr. Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for each of the Board’s standing committees require that all of the members of those committees be independent.

The Board believes that the separated role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has two standing committees: an Audit Committee and a Compensation Committee. During part of fiscal 2016, the Company also had two other committees which were not standing committees. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2016, the members of the Audit Committee were Messrs. Piergallini (Chairman) and Colligan and Ms. Springer. The Company’s Board of Directors has determined that Mr. Colligan qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held nine meetings during fiscal 2016.

Compensation Committee

During fiscal 2016, the members of the Compensation Committee were Messrs. Balousek (Chairman) and Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held 25 meetings during fiscal 2016.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Other Committees

In addition to its two standing committees, the Board established two additional committees during fiscal 2015 to address two specific issues which the Board believed required special attention. These committees continued to meet during part of fiscal 2016.

In May 2015, the Board established an informal working group consisting of Messrs. Colligan, Pennington and Roeth to develop a succession plan for senior management and work with management to further develop and better articulate the Company’s strategic vision for the future. This informal working group became the Strategy Committee. During the early part of fiscal 2016, one or more members of the Strategy Committee held numerous informal meetings with management.

In light of the planned retirement of our then-serving Chief Executive Officer, Mr. Ranelli, the Board of Directors established a Succession Committee in October 2015 for the purpose of recruiting senior executives for the Company and assisting in the identification, training and development of internal talent. The members of the Succession Committee were Messrs. Balousek, Ranelli, Colligan, Pennington and Roeth and Ms. Springer, and Mr. Balousek served as its chairman. The Succession Committee held its final meeting in February 2016 and reported its findings in a full meeting of the Board of Directors thereafter.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini served as members of the Compensation Committee during fiscal 2016. They have no relationship with the Company other than as directors and stockholders. During fiscal 2016, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2016, there were 13 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served, other than Mr. Brown, who attended less than seventy-five percent of meetings of the Board of Directors due to a home accident in early 2015. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board attended the 2016 Annual Meeting of Stockholders, other than Mr. Brown.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

During fiscal 2016 members of the Board of Directors who are not employees of the Company received directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. Beginning in fiscal 2017, the annual retainer was increased to $60,000. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead independent director received an additional retainer fee of $25,000, which was increased to $35,000 beginning in fiscal 2017. In consideration for his service since February 2015 in the capacity of lead director and Interim Chairman, the Board awarded Mr. Balousek a $100,000 cash bonus in August 2016. Directors who attend meetings of the Audit Committee or Compensation Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting. The members of the Succession Committee, other than Messrs. Ranelli and Pennington, each received an additional annual retainer of $25,000. For service on the Strategy Committee Mr. Roeth received an additional retainer of $50,000, Mr. Colligan received an additional retainer of $25,000 and Mr. Pennington did not receive an additional retainer.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service as does Mr. Ranelli with respect to his Board service subsequent to his retirement in September 2016. Mr. Chichester did not receive director fees or meeting participation fees during the period that he served as Acting Chief Financial Officer.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington receives similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation earned during fiscal 2016 by the Company’s directors, except Messrs. Brown, Chichester, Ranelli and Roeth, whose compensation is reported below under Executive Compensation—Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(2)(3)($)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings($)	All Other Compen- sation($)	Total($)
John B. Balousek	167,000	20,006	40,147	—	—	—	227,153

Thomas J. Colligan	133,500	20,006	40,147	—	—	—	193,653

Brooks M. Pennington(4)	71,500	20,006	40,147	—	—	135,779	267,432

Alfred A. Piergallini	97,500	20,006	40,147	—	—	—	157,653

Mary Beth Springer	95,500	20,006	40,147	—	—	—	155,653

(1)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 2, 2016 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	In fiscal 2016, the grant date fair values were determined using the closing stock price on the date of grant.

(3)	As of the end of fiscal 2016, Messrs. Balousek, Colligan, Pennington and Piergallini and Ms. Springer held the following options to purchase shares of Class A Common Stock:

	Vested	Unvested
John B. Balousek	4,848	16,460

Thomas J. Colligan	11,609	16,460

Brooks M. Pennington	37,110	16,460

Alfred A. Piergallini	46,110	16,460

Mary Beth Springer	46,110	16,460

(4)	Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $124,339, the Company’s matching contributions under the Company’s 401(k) Plan of $899 and medical and life insurance premium payments of $10,541.

Director Nominations

Due to the fact that all directors generally participate in interviewing potential Board members, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

Mr. Woeber, a nominee for director, was recommended for consideration as a director nominee by outside legal counsel and the Company’s Chairman. The other eight nominees included on this year’s proxy card are directors standing for re-election.

PROPOSAL TWO

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Securities Exchange Act of 1934, as amended (or Exchange Act), public companies are generally required to include in their proxy solicitations at least once every six years an advisory vote on whether an Advisory Vote on Executive Compensation, such as the Company has included in Proposal Three, should occur every one, two or three years. In the initial frequency vote at our 2011 Annual meeting, stockholders representing over 64% of the votes cast recommended an advisory vote every three years. It is the Company’s belief, and the Board’s recommendation, that, given the strong stockholder preference for three years in the last vote, this vote should continue to occur every three years.

The Company believes it has effective executive compensation practices, as described in more detail elsewhere in this Proxy Statement. The Board believes that providing the Company’s stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) encourages a long-term approach to evaluating the Company’s executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with the Company’s compensation philosophy, and could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle may not allow for a meaningful evaluation of the Company’s performance against its compensation practices, as any adjustment in pay practices would take time to implement and be reflected in the Company’s financial performance and in the price of its common stock. As a result, an Advisory Vote on Executive Compensation more frequently than every three years would not, in the Company’s judgment, allow stockholders to compare executive compensation to the Company’s performance.

Lastly, a triennial vote allows the Company adequate time to compile meaningful input from stockholders on its pay practices and respond appropriately. This would be more difficult to do on an annual or biennial basis, and both the Company and its stockholders would benefit from having more time for a thoughtful and constructive analysis and review of the compensation policy of the Company.

For the above reasons, the Board recommends that stockholders vote to continue to hold an Advisory Vote on Executive Compensation every three years. Each stockholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Two, each stockholder has four choices: vote to hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or abstain from voting. As an advisory vote, the vote on Proposal Two is not binding upon the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL THREE

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Public companies are generally required to include in their proxy solicitations, no less frequently than once every three years, a non-binding resolution subject to stockholder vote to approve the compensation of named executive officers (an “Advisory Vote on Compensation”). As described more fully in the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, the Compensation Committee designs the Company’s executive compensation program to reward, retain and, in the case of new hires, attract executives to support the Company’s business strategy, and achieve its short and long-term goals. At the core of the Company’s executive compensation program is the Company’s pay-for-performance philosophy that links competitive levels of compensation to achievements of the Company’s overall strategy and business goals, as well as predetermined objectives for equity awards. The Company believes its compensation program is strongly aligned with the interests of the Company’s stockholders.

The Company urges stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative a detailed description of the Company’s executive compensation, including the fiscal 2014, 2015 and 2016 compensation of the named executive officers. Highlights of the Company’s executive compensation programs include the following:

•	A significant portion (ranging from approximately 45% to 69% in fiscal 2016) of the Company’s executives’ total potential compensation is considered to be “at risk.”

•

The executive officers receive long-term equity awards subject to long-term, time-based vesting requirements. These long-term incentive awards constituted up to 46% of the named executives’ total potential compensation in fiscal 2016. The Compensation Committee believes these awards ensure that a significant portion of the executives’ compensation is tied to both short-term financial performance and long-term stock price performance.

•

Mr. Ranelli, in lieu of any future option or restricted stock grants, received in fiscal 2015 an award of performance-based restricted stock subject to significant performance metrics being met. Specifically, one-third of the performance award was based on achieving annual sales growth goals and two-thirds was based on annual EBIT growth goals for fiscal 2015, 2016 and 2017. All of the performance goals were met for fiscal 2015 and 2016.

The Compensation Committee believes the compensation program for the named executive officers has been instrumental in helping recruit seasoned executives such as the Company’s new Chief Executive Officer, retaining the Company’s senior executives, aligning their interests with the interests of the Company’s stockholders, and significantly improving the Company’s financial performance.

In the last three fiscal years, the Company’s net sales have increased 14% from $1.6 billion to over $1.8 billion, and net income has increased four-fold from $8.8 million in fiscal 2014 to $44.5 million in fiscal 2016.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Compensation Committee has, over the last three years, among other things, taken the following actions:

•

Continued to emphasize long-term equity compensation and bonus in order to maintain a performance-based culture and align the interests of the executive officers with those of the Company’s stockholders;

•	Increased annual bonuses for most executive officers due to significantly improved financial performance;

•

In connection with the amendment of his employment agreement in anticipation of his retirement in September 2016, granted restricted stock to Mr. Ranelli in fiscal 2015 to further align his interest with the interests of the Company’s stockholders and reward him only if the Company meets certain sales at EBIT goals for fiscal 2015, 2016 and 2017, which were exceeded in both fiscal 2015 and 2016; and

•

Structured Mr. Roeth’s initial compensation package so that approximately 70% of his target annual compensation in fiscal 2017 and 2018 is at risk to align his interests with those of the Company’s stockholders.

The Compensation Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Based on the above, the Board of Directors requests that stockholders indicate their support for the Company’s executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation of the Company’s executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis,” the compensation tables and the other narrative compensation disclosures is hereby approved.

The opportunity to vote on Proposal Three is required pursuant to Section 14A of the Exchange Act. As an advisory vote, the vote on Proposal Three is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL FOUR

PROPOSAL TO APPROVE AMENDMENT OF

THE NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

In February 1996, the Board of Directors approved the adoption of the Nonemployee Director Stock Option Plan (the “Director Plan”), which was subsequently approved by the Company’s stockholders at the annual meeting in March 1997. At the February 2002 Annual Meeting and the February 2009 Annual Meeting, the stockholders approved an increase of the number of shares authorized for issuance under the Director Plan. In December 2016, the Board of Directors of the Company conditionally amended the Director Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares authorized for issuance under the Director Plan by an additional 500,000 shares of Class A Common Stock.

The reason for this amendment is to ensure that a sufficient number of shares of the Company’s Class A Common Stock are available under the Director Plan and to provide for appropriate equity incentives for outside directors. As of December 16, 2016, there were 109,728 shares of Common Stock and 261,461 shares of Class A Common Stock remaining for future awards, which would increase to 761,461 shares of Class A Common Stock if the proposal is approved.

Description of the Director Plan

The following summary of the principal features of the amended Director Plan is qualified in its entirety by the full text of the Director Plan, which is attached hereto as Annex A.

Purpose

The purpose of the Director Plan is to promote the success, and enhance the value, of the Company, by attracting, retaining and motivating members of the Board of Directors who possess outstanding competence and who are neither employees of the Company nor of any affiliate of the Company (“Nonemployee Directors”). The Director Plan also is designed to align the interests of Nonemployee Directors with the interests of the stockholders of the Company.

Eligibility to Participate in the Director Plan

All Nonemployee Directors automatically become participants in the Director Plan. At present, the Company has six Nonemployee Directors.

Administration, Amendment and Termination

The Director Plan is administered by the Board of Directors. The Board of Directors has all discretion and authority necessary or appropriate to administer the Director Plan and to control its operation in accordance with its terms. The Board of Directors also may amend or terminate the Director Plan at any time and for any reason.

Number of Shares Available Under the Director Plan

A total of 100,000 shares of Common Stock were originally reserved for issuance under the Director Plan. The February 2002 amendment increased the number of authorized shares by 100,000 shares for a total of 200,000 shares. In the event of any stock split, stock dividend or other change in the capital structure of the Company, the Board of Directors may make such adjustment, if any, as it deems appropriate in the number and/or class of shares of Common Stock that are available for grant under the Director Plan and the number and class of and/or the exercise price of shares of Common Stock subject to outstanding options. On February 5, 2007, the Company paid a stock dividend in the form of two shares of Class A Common Stock for each outstanding share of Common Stock and Class B stock to stockholders of record as of January 14, 2007. Following the dividend, there were 126,140 shares of Common Stock and 252,280 shares of Class A Common Stock remaining for awards. The February 2009 Amendment increased the number of authorized shares by 600,000 shares for a total of 787,056 shares. Shares issued under the Director Plan may shares of Common Stock or Class A Common Stock. If an Option expires without having been fully exercised, the shares subject thereto again will be available for grant. If any shares subject to an Option are withheld to cover the exercise price of an Option pursuant to a net exercise, the number of shares that are not delivered shall remain available for future issuance under the Director Plan.

Since the adoption of the Director Plan, George Roeth, who is our only current executive officer to receive grants under the Director Plan, received Options to purchase 14,546 shares of Class A Common Stock and 1,455 restricted shares of Class A Common Stock. All current directors, who are not executive officers, have received in the aggregate Options to purchase 41,519 shares of Common Stock and 829,247 shares of Class A Common Stock, and 7,640 restricted shares of Common Stock and 75,940 restricted shares of Class A Common Stock. As of December 16, 2016, there were 109,728 shares of Common Stock and 261,461 shares of Class A Common Stock remaining for future awards, which would increase to 761,461 shares of Class A Common Stock if the proposal is approved.

Restricted Stock

Under the amended Director Plan, each Nonemployee Director automatically will receive, on the date of the Annual Meeting and at each subsequent annual meeting on which he or she is a Nonemployee Director, a Restricted Stock grant for such number of shares of Common Stock or Class A Common Stock as determined by dividing $20,000 by the fair market value of a share of Common Stock or Class A Common Stock on the date of the annual meeting in question. Any fractional share will be rounded up to the next full share. For purposes of the Plan, fair market value on any date generally means the closing selling prices for shares of Common Stock or Class A Common Stock on The Nasdaq Global Market on that date.

For example, if the fair market value of a share of Class A Common Stock on the date of the annual meeting in question is $28.00, then the Nonemployee Director would receive 715 shares of Restricted Stock (i.e., $20,000 divided by $28.00, rounded up to the next full share).

The Nonemployee Director will not be required to pay for the Restricted Stock. The Restricted Stock will vest in six months; provided, however, that if prior to such date the participant terminates his or her service on the Board of Directors on account of death or disability, then the Restricted Stock will vest in full on the date of such termination of service.

Options

Under the amended Director Plan, each Nonemployee Director automatically will also receive, on the date of the Annual Meeting and at each subsequent annual meeting on which he or she is a Nonemployee Director, an Option to purchase such number of shares of Common Stock or Class A Common Stock as determined by dividing $200,000 by the fair market value of a share on the date of the annual meeting in question. Any fractional share will be rounded up to the next full share. For purposes of the Plan, fair market value on any date means the closing selling price for a share of Common Stock or Class A Common Stock on The Nasdaq Global Market on that date.

For example, if the fair market value of a share of Class A Common Stock on the date of the annual meeting in question is $28.00, then the Nonemployee Director would receive an Option to purchase 7,143 shares (i.e., $200,000 divided by $28.00, rounded up to the next full share).

The exercise price of the shares subject to each Option will be the fair market value of the shares on the date of grant. Each Option will become exercisable in one-third increments six months, 18 months and 30 months from the date of the Option grant; provided, however, that if prior to such date the participant terminates his or her service on the Board of Directors on account of death or disability, then the Option will become exercisable in full on the date of such termination of service. Each Option will terminate 42 months from the date of grant of the Option.

Payment of Exercise Price

The Exercise Price upon exercise of any Option may be paid in full in cash to the Company at the time of exercise The Board of Directors, in its sole discretion and pursuant to such procedures as it may specify from time to time, also may permit (a) an Optionee to elect to have the Company withhold shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned shares to satisfy the exercise price, or (b) by any other means which the Board of Directors, in its sole discretion, determines to both provide legal consideration for the shares, and to be consistent with the purposes of the Director Plan. The value of the shares to be withheld or delivered will be based on their fair market value on the date of exercise.

Restrictions on Share Transferability

If the Board of Directors determines that applicable law or the requirements of any national securities exchange make it necessary or appropriate to delay the issuance of any shares of Common Stock or Class A Common Stock under the Director Plan, each participant will receive his or her shares after the Board of Directors determines that such legal or other requirements have been satisfied.

Nontransferability of Options

Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, if permitted by the Board of Directors (in its discretion), a participant may designate one or more beneficiaries to receive any exercisable Options following his or her death.

Director Plan Benefits

The number of shares subject to grants of Options and Restricted Stock under the Director Plan is not determinable, because this number depends on the fair market value of a share of Common Stock or Class A Common Stock on the grant date.

The following table sets forth (a) the aggregate number of shares of the Company’s Class A Common Stock subject to outstanding options granted under the Director Plan during fiscal 2016, (b) the dollar value of such options based on the difference between $24.39 per share for the Class A Common Stock on September 23, 2016, the last trading day in fiscal 2016, and the exercise price at which such stock options were granted, (c) the aggregate number of shares of the Company’s Class A Common Stock granted as restricted stock awards under the Director Plan during fiscal 2016 and (d) the dollar value of such restricted stock awards based on $24.39 per share for the Class A Common Stock on September 23, 2016, the last trading day in fiscal 2016.

DIRECTOR PLAN BENEFITS

Name of Individual or Group	Number of Class A Common Stock Options	Dollar Value of Class A Common Stock Options	Number of Shares of Restricted Class A Common Stock		Dollar Value of Restricted Class A Common Stock
George C. Roeth	14,546	$154,769	1,455	(2)	$35,487
John. R. Ranelli	—	—	—		—
David N. Chichester	—	—	—		—
William E. Brown	—	—	—		—
Michael Reed	—	—	—		—
George A. Yuhas	—	—	—		—
All executive officers, as a group(1)	14,546	$154,769	1,455	(2)	$35,487
All employees who are not executive officers, as a group(1)	—	—	—		—
All directors who are not executive officers, as a group	58,184	$619,078	5,820		$141,950

(1)	Only directors of the Company who are not employees of the Company or an affiliate of the Company are eligible to receive awards under the Director Plan. Mr. Chichester, who was serving as Acting Chief Financial Officer as of the 2016 Annual Meeting, and Mr. Pennington, who is a part-time employee, were not eligible to receive annual grants under the Director Plan. Instead, they received comparable grants under the Company’s 2003 Omnibus Equity Incentive Plan.

(2)	The restricted stock vested on August 9, 2016.

Federal Tax Aspects

Based on management’s understanding of current federal income tax laws, the tax consequences of the award of Restricted Stock and Options under the Director Plan are as follows:

A participant will have taxable ordinary income at the time the Restricted Stock vests in an amount equal to the fair market value of the shares of Common Stock or Class A Common Stock on the date of vesting, unless the participant makes a prior election under Section 83(b) of the Internal Revenue Code. If a participant makes a Section 83(b) election, the participant will have taxable ordinary income at the time of the grant. Any gain or loss recognized upon any later sale or other disposition of the shares of Common Stock or Class A Common Stock generally will be capital gain or loss.

A participant will not have taxable income at the time of grant of an Option, but generally will have ordinary income upon the exercise of such Option in an amount equal to the excess of the fair market value of the shares of Common Stock or Class A Common Stock on the date of exercise over the exercise price of such shares. Any gain or loss recognized upon any later sale or other disposition of the shares of Common Stock or Class A Common Stock generally will be capital gain or loss.

The Company generally will be entitled to a tax deduction in connection with Restricted Stock and Options granted under the Director Plan in an amount equal to the ordinary income realized by the participant.

Required Vote

The affirmative vote of a majority of the shares of Common Stock and Class B Stock, voting together as a class, present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed amendment to the Director Plan.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE AMENDMENT TO THE DIRECTOR PLAN.

PROPOSAL FIVE

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 26, 2015	September 24, 2016
Audit fees	$3,450,500	$3,740,000
Audit-related fees	250,937	77,400
Tax fees	14,361	14,680
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 26, 2015 and September 24, 2016 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 26, 2015 were primarily related to a review of a Form S-3 registration statement, delivery of a comfort letter for a debt offering and a statutory audit. The audit-related fees for the fiscal year ended on September 24, 2016 were primarily related to a statutory audit.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2015 and 2016.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 24, 2016 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended by (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 24, 2016.

December 30, 2016	Audit Committee

ALFRED A. PIERGALLINI, Chairman
THOMAS J. COLLIGAN
MARY BETH SPRINGER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Fiscal 2016 was a strong year for the Company. In June 2016, George Roeth became Chief Executive Officer succeeding John Ranelli, who retired as Chief Executive Officer. The Company also reported strong financial results, completed two acquisitions, and successfully refinanced its long-term debt at significantly reduced rates. Net sales for fiscal 2016 increased 10.8% from fiscal 2015. Net income was $44.5 million, or $0.87 per share on a fully diluted basis, compared to net income in fiscal 2015 of $32.0 million, or $0.64 per share on a fully diluted basis. Net cash provided by operating activities was $151.4 million in fiscal 2016, compared to $87.4 million in fiscal 2015.

In fiscal 2016, the Committee’s compensation actions for the named executive officers included:

•

Salary—In connection with Mr. Roeth’s appointment as Chief Executive Officer, the Committee established an initial salary of $775,000 for him, representing a modest increase from the salary paid to the Company’s former Chief Executive Officer, which had been reviewed and benchmarked by the Committee’s compensation consultant. Mr. Ranelli did not receive a salary increase for fiscal 2016. The Committee reduced Mr. Brown’s salary from $390,000 to $200,000 due to his transition to part-time status. The Committee also approved increases in base salary of 3% for Messrs. Reed and Yuhas.

•

Bonus—Under the terms of his employment agreement, Mr. Roeth received a signing bonus of $500,000, and his target bonus percentage was set at 100% for fiscal 2016, identical to Mr. Ranelli’s target bonus percentage. Fiscal 2015 bonuses ranging from $120,000 to $935,000 were paid to Messrs. Brown, Ranelli, Reed and Yuhas reflecting their contributions during the year. Mr. Chichester received a bonus of $35,000 for his service as Acting Chief Financial Officer during a portion of the year. The Committee has not yet determined bonuses for fiscal 2016, but Mr. Roeth is entitled to a minimum annual bonus equal to his target bonus prorated for the portion of the fiscal year in which he was employed.

•

Equity awards—In fiscal 2016, the Committee granted stock options and restricted stock to the named executive officers other than Mr. Ranelli. Highlights of equity awards made during fiscal 2016 include:

•	In connection with his appointment as Chief Executive Officer, Mr. Roeth received $500,000 in Black Scholes value of restricted stock (26,956 shares) with time vesting requirements over four years;

•

Mr. Brown received a restricted stock grant stock with a grant date Black Scholes value of $300,000 (12,191 shares) with time vesting requirements over five years, and Messrs. Reed and Yuhas received stock options with time vesting requirements over four years;

•	In consideration for his agreement to serve as Acting Chief Financial Officer, Mr. Chichester received stock options that vested upon completion of six months of service; and

•

Mr. Ranelli did not receive stock options on restricted stock since in lieu of any future option grants, he had received in fiscal 2015 an award of performance-based restricted stock with a grant date Black Scholes value of $3 million (280,113 shares) (the “Performance Award”) subject to significant performance metrics being met. Specifically, one-third of the Performance Award is based on achieving annual sales growth goals and two-thirds is based on annual EBIT growth goals for fiscal 2015, 2016, and 2017. All of the performance goals were met for fiscal 2015 and 2016.

•

Alignment with Stockholders. A significant portion (ranging from approximately 45% to 69% in fiscal 2016) of the executive officers’ total potential compensation is paid in the form of bonuses or long-

term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with the interests of the Company’s stockholders.

The Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s performance and stockholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2011, 64% of the shares eligible to vote voted in favor of holding a say-on-pay-vote every three years. As a result, the Board determined to hold a vote every three years. At the Annual Meeting of Stockholders in February 2014, approximately 98% of the shares eligible to vote at the meeting voted to approve the compensation paid to our named executives. Upon receiving the results of the latest say-on-pay-vote vote, the Committee considered the views of our stockholders in connection with our executive compensation program, in particular, the approval vote of nearly 98% of the shares eligible to vote at the meeting at the February 2014 annual meeting, and determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. We consider annual bonus as a means of rewarding job performance and enhancing base salary to meet current competitive levels, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term compensation to the Company’s long-term performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of Mr. Ranelli, the Company’s recently retired Chief Executive Officer, the Committee retained an external compensation consultant, Pay Governance, in fiscal 2015 as part of its process of determining his salary, bonus potential, actual bonus and equity compensation for fiscal 2015 and 2016. A key objective was to facilitate an orderly leadership transition in connection with Mr. Ranelli’s planned retirement and appropriately align Mr. Ranelli’s incentives with those of the Company’s stockholders by assuring a high percentage of his compensation would be performance-based and so that the risk period would extend beyond his retirement date to incent Mr. Ranelli to strive to ensure a smooth transition and continued strong performance.

With respect to the compensation of Mr. Roeth, the Company’s Chief Executive Officer since June 2016, the Committee retained Pay Governance as part of its process of determining his initial salary, bonus potential, actual bonus and equity compensation in fiscal 2016. The Committee, with the advice of Pay Governance, determined Mr. Roeth’s compensation in large part by reference to the compensation paid to the Company’s former Chief Executive Officer.

With respect to the compensation of Mr. Brown, the Company’s Chairman, the Committee retained Pay Governance as part of its process of determining his salary for fiscal 2016 given Mr. Brown’s transition to part-time status, while continuing to provide advice on acquisitions and other areas that have significant strategic importance and potential impact on shareholder value. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chairman and the Chief Executive Officer and may consult with the Company’s Human Resources managers as part of its process of determining compensation. From time to time, the Chairman and/or the Chief Executive Officer may attend portions of meetings of the Committee, although they do not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee generally determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally grants bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation.

During fiscal 2016, the Committee engaged Pay Governance to help it evaluate the appropriate mix of compensation for Mr. Roeth; help the Committee formulate an initial compensation package for Mr. Roeth; and assist the Committee in its negotiations with Mr. Roeth regarding his employment agreement. The Company’s business focus and scope and mix of operations are unique, which limits the usefulness of comparisons using a traditional peer group. Instead, Pay Governance used more generalized reviews of external compensation levels to develop a reference range of compensation. As a result, the information provides less precision than data derived from more closely analogous peer groups. Pay Governance’s reference for comparison purposes included a broad range of consumer products companies, some of which have similar annual sales and EBIT as the Company, but lack similar organizational complexity. In its assessment, Pay Governance considered compensation levels for CEOs at companies of comparable sales revenue and EBITDA, in addition to broader survey data. Some of the companies included in its assessment were Diamond Foods, Cal-Maine Foods, The Fresh Market, Core-Mark and Chiquita Brands.

Pay Governance advised the Committee that, based on the above survey, the appropriate range for the CEO salary and bonus cash compensation is roughly $1.2-1.6 million, with an annual long-term incentive award of roughly $1.5 million. With respect to Mr. Roeth’s employment agreement, Pay Governance advised the Committee that in its opinion the total compensation package for Mr. Roeth is appropriately positioned, given his experience level and performance and the strong emphasis on performance-based compensation vs. fixed compensation.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interest of management and stockholders. In fiscal 2016, base salary, benefits and perquisites ranged from approximately 31% to 55% of each executive officer’s potential compensation, reflecting the importance of performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee generally considers financial metrics such as net sales and earnings before interest and taxes, or EBIT. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.

As appropriate, the Committee uses tally sheets setting forth various components of compensation of the named executive officers, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.

Salary

The Committee reviews the base salary of the executive officers each year and generally recommends a modest increase consistent with projected increases for companies nationwide. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. In connection with Mr. Roeth’s appointment to Chief Executive Officer in June 2016, the Committee established an initial salary of $775,000 for him, representing a modest increase from the salary paid to the Company’s former Chief Executive Officer, which had been reviewed and benchmarked against peer group companies by the Committee’s compensation consultant. The Committee approved a salary increase for Mr. Ranelli for fiscal 2015 and 2016 in connection with the amendment of his employment agreement in June 2015, so Mr. Ranelli’s salary remained the same in fiscal 2016. The Committee also approved salary increases of $13,500 and $12,900 for Messrs. Reed and Yuhas, respectively, in fiscal 2016. Mr. Brown’s salary was reduced from $390,000 to $200,000 due to his transition to part-time status. Mr. Chichester received a monthly salary of $36,667 while serving as Acting Chief Financial Officer, which is the same as the salary of the Company’s former Chief Financial Officer.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

The Committee uses a pre-determined formula based on actual performance as against target EBIT, adjusted up or down based on the average quarterly net controllable assets, to make the initial calculation of an executive officer’s actual bonus compensation, but the Committee retains the full discretion to determine annual bonuses up to and beyond the amount of such executive officer’s bonus potential for the year based on individual performance and other factors. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2015 Bonuses. Beginning in early 2016, the Committee met to determine bonuses based on the Company’s performance in fiscal 2015. The following table sets forth the target bonus and actual bonus paid to the following named executive officers for fiscal 2015:

	% of Fiscal 2015 Base Salary		Bonus For Fiscal 2015
Executive Officer	Target	Actual
George C. Roeth	N/A	N/A	N/A
John R. Ranelli	100%	125%	$935,000
David N. Chichester	50%	64%	$35,000
William E. Brown	75%	31%	$120,000
Michael Reed	50%	80%	$360,000
George A. Yuhas	50%	69%	$295,000

In determining the amount of bonuses awarded to the named executive officers for fiscal 2015, the Committee considered the Company’s financial performance in fiscal 2015, their individual performance, and progress made during fiscal 2015 in implementing the Company’s strategic initiatives. The Company’s actual EBIT exceeded the target EBIT set at the beginning of the fiscal year. Bonuses were awarded to Messrs. Brown, Chichester, Ranelli, Reed and Yuhas based on exceeding target EBIT and for their individual efforts during fiscal 2015, including Mr. Brown’s substantial contributions to the Company’s improved performance during the period prior to his leave of absence during a portion of 2015, Mr. Ranelli’s leadership and the Company’s significantly improved financial and operating performance, Mr. Reed’s efforts in improving the performance of the Garden segment, Mr. Yuhas’ efforts in managing the Company’s legal and regulatory affairs, and Mr. Chichester’s efforts in refinancing the Company’s long-term debt at a significant interest savings and his leadership as Acting Chief Financial Officer.

Fiscal 2016 Bonuses. The Committee has not yet determined the amount of bonuses to be paid to the named executive officers with respect to fiscal 2016. Under the terms of his employment agreement, Mr. Roeth received a $500,000 signing bonus and is entitled to a minimum annual bonus equal to his target bonus prorated for the portion of the fiscal year in which he was employed. Mr. Brown’s bonus target was reduced to 50% of his annual salary due to his transition to part-time. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2016:

Executive Officer	% of Fiscal 2016 Base Salary			Bonus For Fiscal 2016
	Target	Actual
George C. Roeth	100%		(1)		(1)
John R. Ranelli	100%		(1)		(1)
William E. Brown	50%		(1)		(1)
David N. Chichester	50%		(1)		(1)
Michael Reed	50%		(1)		(1)
George A. Yuhas	50%		(1)		(1)

(1)	To be determined.

The Company will report the fiscal 2016 bonus determinations in a Form 8-K once decisions are made.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

In January 2016, the Committee granted stock options for 50,000 and 47,000 shares of Class A common stock to Messrs. Reed and Yuhas, respectively. Mr. Roeth received a grant of stock options for 14,546 shares of Class A Common Stock for his service as a non-employee director prior to his appointment as Chief Executive Officer in June 2016. Messrs. Ranelli and Brown did not receive stock options in fiscal 2016. In consideration for his agreement to serve as Acting Chief Financial Officer for up to six months, the Committee granted Mr. Chichester stock options to purchase 25,000 shares of Class A common stock, in two tranches (an initial tranche of 12,500 shares granted on August 17, 2015 with an exercise price of $12.32 per share; and a second tranche of 12,500 shares granted on November 17, 2015 with an exercise price of $15.56 per share).

Under the terms of his employment agreement, Mr. Roeth is entitled to receive $1,000,000 in Black Scholes value of stock options with respect to fiscal year 2017 and $750,000 in Black Scholes value of stock options for subsequent fiscal years to provide a strong linkage to shareholder interests. The vesting period for the stock options is 25% per year for four years, and the options will expire six years from the date of grant.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with long-term equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment or for retention purposes. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In connection with the amendment of his employment agreement in contemplation of his planned retirement in September 2016 and in lieu of any option grants in fiscal 2015 or the future, Mr. Ranelli received an award of performance-based restricted stock for 280,113 shares of Class A common stock with a grant date Black Scholes value of $3 million (the “Performance Award”) subject to significant performance metrics being met. One-third of the Performance Award is based on achieving annual sales goals and two-thirds is based on achieving annual EBIT goals for fiscal 2015, 2016 and 2017.

For the fiscal 2016 performance period under Mr. Ranelli’s performance award, the net sales target established in July 2015 was $1,702 million and the EBIT target was $117.8 million. In November 2016, the Committee determined that (i) the fiscal 2016 net sales of the Company, as adjusted to reflect the exit of the holiday décor business and the impact of acquisitions, had exceeded the net sales performance goal, and (ii) the 2016 EBIT of the Company, as adjusted for the above items, had exceeded the EBIT performance goal. As a result, the conditions for vesting in respect of performance for fiscal 2016 set forth in Mr. Ranelli’s employment agreement were satisfied.

Under the terms of his employment agreement, Mr. Roeth received $500,000 in Black Scholes value of Class A Common Stock (26,956 shares). The vesting period for the restricted stock is 25% per year. This restricted stock grant provides Mr. Roeth with immediate ownership of the Company’s stock to provide a strong linkage to shareholder interests. The Committee believed that until the end of the first year of Mr. Roeth’s tenure, his ability to participate in the development of the performance targets and influence their achievement was more limited than it will be in subsequent years, and accordingly, that the use of time vested restricted stock in fiscal 2016 was desirable and appropriate. For fiscal 2018 and subsequent fiscal years, he is also entitled to receive at least $750,000 of Class A restricted stock, subject to the achievement of certain performance goals. The Committee believes these future performance awards will link compensation to the Company’s financial performance goals and provide a balance of performance focus across growth targets (sales) and profitability targets (EBIT) which it believes aligns with growth in the value of shareholder investments in the Company. The performance targets will be based on future operating plans to be approved by the Board.

In fiscal 2016, the Committee also granted Mr. Brown $300,000 of Class A restricted stock (12,191 shares) with vesting in increments of one-third at the end of years three, four and five. The Committee determined to award Mr. Brown restricted stock rather than stock options based on the recommendation of its compensation consultant.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 39. Except for Mr. Ranelli’s amended employment agreement and Mr. Roeth’s employment agreement, the Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company. Under Mr. Ranelli’s amended employment agreement, to the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the Performance Award will be subject only to continuing service conditions. Under Mr. Roeth’s employment agreement, to the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved, but the award will be subject to continuing service conditions.

The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions are intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. Until his retirement, Mr. Ranelli received a monthly housing and relocation allowance and tax gross-up payments on such allowances. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown. Mr. Roeth is entitled to an allowance to cover medical expenses equal to $15,000 per year in lieu of his participation in the Company’s medical plan, and an annual allowance to cover financial planning services equal to $20,000 per year. The Company will also make an annual charitable contribution of $100,000 in the aggregate to the charity or charities of Mr. Roeth’s choosing.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does of course consider alternative forms of compensation, consistent with the Company’s compensation goals that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation and bonus plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2016. This report is provided by the following independent directors, who comprise the Compensation Committee:

December 30, 2016

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 24, 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
George C. Roeth	2016	232,500	758,333	(4)	520,040	40,147	266,048	1,817,068
President and Chief Executive Officer

John R. Ranelli	2016	778,846		(5)	—	—	270,935	1,049,781
Former President and Chief Executive Officer, Acting Principal Financial Officer	2015	750,612	935,000		3,025,220	—	459,896	5,170,728
	2014	673,000	505,00		1,078,15	—	418,806	2,674,963

David N. Chichester	2016	201,385		(5)	20,006	75,272	49,601	346,264
Former Acting Chief Financial Officer	2015	42,308	35,000		20,006	63,797	71,500	232,611

William E. Brown	2016	176,618		(5)	300,021	—	1,203	477,842
Chairman	2015	319,500	120,000		—	—	12,808	452,308
	2014	390,000	390,000		—	—	11,707	791,707

Michael Reed	2016	480,808		(5)	—	174,000	26,013	680,821
Executive Vice President	2015	446,154	360,000		—	127,500	24,337	957,991
	2014	435,962	220,000		543,006	—	24,361	1,223,329

George A. Yuhas	2016	459,438		(5)	—	163,560	25,620	648,618
General Counsel and	2015	426,154	295,000		—	127,500	20,872	869,526
Secretary	2014	417,308	188,000		142,670	—	25,074	773,052

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 2, 2016 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2016 are detailed in the following table:

Description	Roeth	Ranelli	Brown	Chichester	Reed	Yuhas
Company matching contribution to 401(k) plan	$447	$2,307	$308	$—	$3,125	$2,546
Medical and life insurance premiums	96	10,888	895	101	10,888	11,074
Car allowance or lease	4,400	12,000	—	—	12,000	12,000
Consulting fees	107,438	—	—	—	—	—
Medical reimbursement	5,000	—	—	—	—	—
Financial planning allowance	6,667	—	—	—	—	—
Director fees	142,000	—	—	49,500	—	—
Housing allowance	—	126,000	—	—	—	—
Tax gross-up payments	—	119,740	—	—	—	—

Total	$266,048	$270,935	$1,203	$49,601	$26,013	$25,620

(4)	Mr. Roeth became Chief Executive Officer in June 2016. Bonus column represents hiring bonus of $500,000 plus a minimum guaranteed pro-rated bonus of $258,333; actual bonus for fiscal 2016 has not yet been determined.

(5)	Bonuses for fiscal 2016 have not yet been determined.

Employment Agreement – George C. Roeth

On May 3, 2016, the Company entered into an employment with Mr. Roeth under which he receives an annual salary of $775,000 and a target bonus equal to 100% of his base salary. He also received a signing bonus of $500,000. Beginning in fiscal year 2019 and each subsequent year that he serves as Chief Executive Officer, Mr. Roeth will be entitled to a salary plus target bonus for that fiscal year of not less than $1,800,000. The employment agreement also provides for long-term equity compensation. For fiscal year 2016, Mr. Roeth received $500,000 of Class A restricted stock. He is entitled to receive $1,000,000 Black Scholes value of stock options with respect to fiscal year 2017 and $750,000 Black Scholes value of stock options for subsequent fiscal years. For fiscal year 2018 and subsequent fiscal years, he is also entitled to receive at least $750,000 of Class A restricted stock, subject to the achievement of certain performance goals. The vesting period for both the restricted stock and the stock options is 25% per year and the options expire six years from the date of grant.

The Company may terminate Mr. Roeth at any time without cause by giving him 90 days’ notice. Subject to executing a general release, Mr. Roeth will be entitled to continued vesting of previously granted stock options and Restricted Stock. Under the terms of a post-employment consulting agreement, Mr. Roeth will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Roeth will be entitled to receive, on an annual basis, 15% of his base salary at the time of the termination of his employment with the Company, in addition to any compensation he may be entitled to for serving on the Board of Directors of the Company.

Employment Agreement – John R. Ranelli

On July 22, 2015, the Company entered into an amendment (the “Amendment”) to the Employment Agreement between the Company and John Ranelli, dated January 9, 2013. The Amendment contemplated Mr. Ranelli’s anticipated retirement in September 2016 on his 70th birthday, which occurred at the end of fiscal 2016. Under the Amendment, Mr. Ranelli’s annualized base salary increased to $750,000 effective from September 28, 2014 and he received a bonus for fiscal 2015 and will be eligible for a bonus for fiscal 2016 with a target amount of 100% of his base salary based on goals or targets established by the board of directors. In lieu of any option grants in fiscal 2015 or the future, Mr. Ranelli received an award of performance-based restricted stock with a grant date fair market value of $3 million (the “Performance Award”) subject to certain performance metrics being met. One-third of the Performance Award is based on achieving annual sales goals and two-thirds is based on annual EBIT goals for fiscal 2015, 2016, and 2017. All of the performance goals were met for fiscal 2015 and 2016. To the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the Performance Award will be subject only to continuing service conditions.

Employment Agreement – George Yuhas

On March 1, 2011, the Company entered into an Employment Agreement with George A. Yuhas. This employment agreement provides that Mr. Yuhas will receive an annual minimum salary of $380,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Yuhas’ agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Yuhas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits in lieu of giving 24 months’ notice.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2016, which ended on September 24, 2016. The restricted stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table, to the extent that they did not fully vest prior to fiscal year end.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)($)
		Threshold (# shares)	Target (# shares)	Maximum (# shares)
George C. Roeth	2/9/16	—	—	—	1,455	(2)(3)	—		—	20,006
	2/9/16	—	—	—			14,546	(2)(4)	13.75	40,147
	6/1/16	—	—	—	26,956	(2)(5)	—		—	—
John R. Ranelli	—	—	—	—	—		—		—	—
David N. Chichester	11/17/15	—	—	—	—		12,500	(2)(6)	15.56	35,125
	2/9/16	—	—	—	1,455	(2)(3)	—		—	20,006
	2/9/16	—	—	—	—		14,546	(2)(4)	13.75	40,147
William E. Brown	—	—	—	—	12,191	(2)(7)	—		—	—
Michael Reed	1/29/16	—	—	—	—		50,000	(2)(8)	13.82	174,000
George A. Yuhas	1/29/16	—	—	—	—		47,000	(2)(8)	13.82	163,560

(1)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 2, 2016 for the relevant assumptions used to determine the valuation of our stock awards.

(2)	Class A Common Stock.

(3)	The restricted stock vested on August 9, 2016.

(4)	The options vest in increments of 33-1/3% upon each of August 9, 2016, 2017 and 2018.

(5)	The restricted stock vests in increments of 25% on each of June 1, 2017, 2018, 2019 and 2020.

(6)	The options vested on February 17, 2016.

(7)	The restricted stock vests in increments of 33-1/3% upon each of August 16, 2019, 2020 and 2021.

(8)	The options vest in increments of 25% upon each of January 29, 2017, 2018, 2019 and 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2016, which ended on September 24, 2016.

	Option Awards							Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
George C. Roeth	13,522	(3)	6,762	(4)	—	9.86	8/10/18	—		—	—		—
	4,848		9,698	(5)	—	13.75	8/9/19	—		—	—		—
	—		—		—	—	—	26,956	(3)(6)	657,457
John R. Ranelli	154,959	(3)	51,653	(7)	—	8.93	2/11/19	—		—	—		—
	156,903	(3)	52,302	(7)	—	12.50	2/11/19	—		—	—		—
	156,903	(3)	52,302	(7)	—	15.00	2/11/19	—		—	—		—
	—		—		—	—	—	64,253	(8)(9)	1,630,099	—		—
	—		—		—	—	—	33,334	(3)(10)	813,016	—		—
	—		—		—	—	—	93,371	(3)(11)	2,277,319	186,742	(3)(12)	4,554,637
David N. Chichester	—		6,762	(3)(13)	—	9.86	8/10/18	—		—	—		—
	4,848	(3)	9,698	(5)	—	13.75	8/9/19	—		—	—		—
	8,500	(3)	—		—	12.32	8/17/20	—		—	—		—
	12,500	(3)	—		—	15.56	11/17/20	—		—	—		—
William E. Brown	285,608	(8)	—		—	12.50	4/14/17	—		—	—		—
	285,608	(8)	—		—	15.00	4/14/17	—		—	—		—
	—		—		—	—	—	12,191	(3)(14)	297,338	—		—
Michael Reed	—		12,500	(3)(15)	—	6.43	3/31/19	—		—	—		—
	—		37,500	(3)(16)	—	10.63	3/31/21	—		—	—		—
	—		50,000	(3)(17)	—	13.82	1/29/22	—		—	—		—
	—		—		—	—	—	52,400	(3)(18)	1,278,036	—		—
	—		—		—	—	—	8,334	(3)(9)	203,266	—		—
								—		—	—		—
George A. Yuhas	—		12,500	(3)(15)	—	6.43	3/31/19	—		—	—		—
	12,500	(3)	37,500	(16)	—	10.63	3/31/21	—		—	—		—
	—		47,000	(3)(17)	—	13.82	1/29/22	—		—	—		—
	—		—		—	—	—	8,334	(3)(9)	203,266	—		—

(1)	All options were granted at the closing market price on the date of grant, except for premium priced options granted to Mr. Brown and Mr. Ranelli.

(2)	Market value was calculated based on the closing sale price of $24.39 per share for the Class A Common Stock on September 23, 2016, the last trading day in fiscal 2016.

(3)	Class A Common Stock.

(4)	The options vest on August 10, 2017.

(5)	The options vest in increments of 50% upon each of August 9, 2017 and 2018.

(6)	The restricted stock vests in increments of 25% on each of June 1, 2017, 2018, 2019 and 2020.

(7)	The options vest on February 11, 2017.

(8)	Common Stock.

(9)	The restricted stock vests in increments of 50% upon each of March 31, 2017 and 2018.

(10)	The restricted stock vests in increments of 50% upon each of February 24, 2017 and 2018.

(11)	The restricted stock vested on September 26, 2016.

(12)	The restricted stock vests in increments of 50% upon each of (a) December 2, 2016 and (b) the earlier of December 15, 2017 or the filing date of the Form 10-K containing the Company’s audited financial statements for fiscal year 2017.

(13)	The options vest on August 10, 2017.

(14)	The restricted stock vests in increments of 33-1/3% upon each of August 16, 2019, 2020 and 2021.

(15)	The options vest on March 31, 2017.

(16)	The options vest in increments of 33-1/3% upon each of March 31, 2017, 2018 and 2019.

(17)	The options vest in increments of 25% upon each of January 29, 2017, 2018, 2019 and 2020.

(18)	The restricted stock vests in increments of 33-1/3% upon each of March 21, 2017, 2018 and 2019.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2016, which ended on September 24, 2016.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
George C. Roeth	—		—	1,455	(1)	36,404
John R. Ranelli	—		—	32,126	(2)	519,156
	—		—	16,666	(1)	228,658
William E. Brown	—		—	—		—
David N. Chichester	67,659	(1)	720,981	1,455	(1)	36,404
Michael Reed	111,200	(1)	831,197	4,167	(1)	67,630
George A. Yuhas	122,500	(1)	1,382,555	17,501	(1)	250,040

(1)	Company Class A Common Stock.

(2)	Company Common Stock.

Nonqualified Deferred Compensation

None of the named executive officer participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 24, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,169,362	(1)	$11.64	14,819,017	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	4,169,362	(1)	$11.64	14,819,017	(2)

(1)	Includes 571,216 shares of Common Stock and 3,415,844 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 182,302 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 4,033,939 shares of Common Stock and 10,356,201 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan 109,728 shares of Common Stock and 319,149 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Some of our executive officers have employment agreements with us. Such employment agreements are terminable at any time. Under these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; (h) death of the executive officer or incapacity of the executive officer exceeding four (4) months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 24, 2016, the last day of the Company’s 2016 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and are conditioned upon the executive not going to work for one of the Company’s principal competitors. Except as described below with respect to Mr. Ranelli’s agreement, and Mr. Roeth’s agreement, the Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements. Under Mr. Ranelli’s amended employment agreement, to the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the vesting of any performance-based equity awards will be subject only to continuing service conditions. Under Mr. Roeth’s employment agreement, to the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved, but the award will be subject to continuing service conditions.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Equity Vesting	Total
George C. Roeth(1)	—	$465,000	—	$657,457	$1,122,457
John R. Ranelli(2)	—	$450,000	$24,993	—	$474,493
David Chichester	—	—	—	—	—
William E. Brown	—	—	—	—	—
Michael Reed	—	$74,790	—	—	$74,790
George A. Yuhas(3)	$332,175	$64,500	$8,744	—	$405,419

(1)	The value of restricted stock issued for which vesting would be extended in connection with a termination is calculated based on the closing sale prices on September 23, 2016, the last trading day in fiscal 2016 of $24.39 for Class A Common Stock.

(2)

Because Mr. Ranelli retired on the last day of fiscal 2016, the amounts in the table represent the actual amounts paid or payble to Mr. Ranelli. In addition to the amounts disclosed in the table, in connection with his retirement, the vesting of Mr. Ranelli’s equity awards will continue so long as he provides consulting services under the Post-Employment Consulting Agreement described below. The value of restricted stock issued for which vesting would be extended in connection with his retirement is $3,099,668 calculated based on the closing sale prices on September 23, 2016, the last trading day in fiscal 2016 of $24.39 for Class A Common Stock and $25.37 for Common Stock. The value of the difference between the exercise prices and the market value of the three option grants made on February 11, 2013 that would vest during the extended exercise period in connection with retirement is $1,911,542 calculated based on the closing sale price on September 23, 2016, the last trading day in fiscal 2016 of $24.39 for Class A Common Stock. Upon incapacity the restricted stock awards and option awards would continue to vest with any performance conditions deemed satisfied, and upon death the restricted stock awards and option awards would immediately vest in full; in either situation the values of such restricted stock and option awards would be the values set forth above in this footnote (2).

(3)	The Company is required to provide Mr. Yuhas with 24 months’ notice before a termination without cause. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits, or approximately $885,800 in lieu of giving 24 months’ notice.

John R. Ranelli

Mr. Ranelli is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for four years after termination of employment with the Company. Mr. Ranelli will receive approximately $9,375 per month for such consulting services. The agreement also provides for continued vesting of stock options and restricted stock during the four year consulting period. This agreement contains confidentiality and non-competition provisions.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive approximately $2,990 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

George A. Yuhas

Mr. Yuhas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Mr. Yuhas will receive approximately $5,375 per month (subject to changes in Mr. Yuhas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is required to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended agreement, Mr. Pennington will continue to serve as Director of Special Projects for the Company through February 28, 2018; provided that the Company may terminate the agreement upon 90 days’ notice in which event Mr. Pennington will be entitled to receive 12 months’ severance. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $123,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 16, 2016.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
George C. Roeth	—		—		48,263	(4)	*
John R. Ranelli	—		103,637	(5)	835,446	(6)	1.8%	*
David N. Chichester	—		2,804		40,645	(7)	*	*
William E. Brown	1,646,007	(8)	1,966,920	(9)	2,378,593	(10)	11.5%	54.5%
Michael Reed	—		—		73,234	(11)	*	*
George A. Yuhas	—		—		63,575	(12)	*	*

Directors and Nominees:
John B. Balousek	—		30,160		6,303	(13)	*	*
Thomas J. Colligan	—		—		13,064	(14)
Brooks M. Pennington III(15)	—		223,532	(16)	113,929	(17)	*	*
Alfred A. Piergallini	—		8,979		106,540	(18)	*	*
Mary Beth Springer	—		—		46,110	(18)
Andrew K. Woeber	—		—		—		*	*

All directors and executive officers as a group (12 persons)(19)	1,646,007		2,337,032		3,762,484		11.6%	57.6%

Five Percent Stockholders:
Dimensional Fund Advisors LP(20)	—		1,037,220		3,085,406		8.0%	4.4%
The Vanguard Group(21)	—		893,523		2,783,483		7.2%	3.8%
Wells Fargo & Company(22)	—		804,981		—		1.6%	3.4%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 16, 2016, there were 1,652,262 shares of Class B Stock, 11,998,472 shares of Common Stock and 37,609,667 shares of Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 18,370 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(5)	Includes 627,022 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016. Includes 81,719 shares of Class A Common Stock held in trust. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(6)	Includes 39,384 shares of Common Stock held in trust.

(7)	Includes 25,848 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(8)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(9)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 571,216 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(10)	Includes 240,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(11)	Includes 12,500 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(12)	Includes 11,750 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(13)	Includes 4,848 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(14)	Includes 11,609 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(15)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(16)	Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(17)	Includes 37,110 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016. Includes 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 15,208 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(18)	Includes 46,110 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(19)	Includes 571,216 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016 and 859,277 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 16, 2016.

(20)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 9, 2016.

(21)	The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 10, 2016.

(22)	The address of Wells Fargo & Co. is 420 Montgomery Street, San Francisco, CA 94104. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on January 29, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 27, 2015 to September 24, 2016 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, other than a Form 4 reporting an option grant to Mr. Chichester that was filed on November 24, 2015, three business days after the applicable deadline.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, is available at the Company’s website at www.central.com/about/values-ethics/.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2018 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 1, 2017. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2018 which is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 15, 2017. If the stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2018.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 30, 2016

By Order of the Board of Directors

George A. Yuhas, Secretary

APPENDIX A

CENTRAL GARDEN & PET COMPANY

NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

(As amended effective December 7, 2016)

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TABLE OF CONTENTS

(continued)

		Page
SECTION 7	RESTRICTED SHARES	5

7.1	Grant of Restricted Shares	5

7.2	Terms of Restricted Shares	5

SECTION 8	MISCELLANEOUS	5

8.1	Amendment or Termination of the Plan	5

8.2	Beneficiary Designation	5

8.3	Captions	6

8.4	Applicable Law; Severability	6

8.5	No Effect Upon Other Compensation Plans	6

8.6	No Effect on Service	6

8.7	Requirements of Law	6

8.8	Rule 16b-3 Compliance	6

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CENTRAL GARDEN & PET COMPANY

NONEMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

(As amended effective December 7, 2016)

SECTION 1

ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment. Central Garden & Pet Company, a Delaware corporation (the “Company”), hereby amends the “Central Garden & Pet Company Nonemployee Director Equity Incentive Plan” (formerly known as the Central Garden & Pet Company Nonemployee Director Stock Option Plan, the “Plan”), for the benefit of nonemployee members of the Board of Directors of the Company (“Nonemployee Directors”), in order to compensate such Nonemployee Directors for their services by awarding them stock options (“Options”) and restricted shares of Company common stock (“Restricted Shares”) under the Plan.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Company, by attracting, retaining and motivating Nonemployee Directors of outstanding competence. The Plan also is designed to align the interests of Nonemployee Directors with the interests of the stockholders of the Company.

1.3 Effective Date. This amendment of the Plan is effective as of December 7, 2016, subject to the approval of the amendment by an affirmative vote, at the next meeting of the stockholders of the Company, or any adjournment thereof, of the holders of a majority of the outstanding shares of the common stock and Class B stock, voting together as a class, of the Company, present in person or by proxy and entitled to vote at such meeting. Prior to such affirmative vote, the Plan shall operate pursuant to the terms in effect prior to such amendment.

1.4 Duration of the Plan. The Plan shall be effective as specified in Section 1.3, and subject to the right of the Board of Directors of the Company to terminate the Plan at any time and for any reason pursuant to Section 8, shall remain in effect thereafter. In the event that on any date of grant the number of Shares (to be subject to Options or otherwise) granted to all Nonemployee Directors exceeds the number of Shares then available for grant under the Plan, each Nonemployee Director shall share pro rata in the number of Shares that remain available for grant on such date (with Restricted Shares to be provided first).

SECTION 2

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated unless a different meaning is plainly required by the context:

2.1 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.4 “Company” means Central Garden & Pet Company, a Delaware corporation, or any successor thereto.

2.5 “Director” means an individual who is a member of the Board.

2.6 “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code.

2.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto. Reference to a specific section of the Exchange Act shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.8 “Exercise Price” means the price at which a Share may be purchased pursuant to an Option.

2.9 “Fair Market Value” means the average of the highest and lowest quoted selling prices for Shares on the relevant date or the closing sale price for the applicable Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined on a consistent basis by the Board.

2.10 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.11 “Option” means an option to purchase Shares which has been granted under the provisions of the Plan. Options are not intended to be an incentive stock option under section 422 of the Code.

2.12 “Optionee” means a Nonemployee Director to whom an Option has been granted under the provisions of the Plan.

2.13 “Plan” means the Central Garden & Pet Company Nonemployee Director Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.14 “Restricted Shares” means Shares granted pursuant to Section 7 of the Plan.

2.15 “Shares” means the shares of common stock, $0.01 par value, of the Company (“Common Stock”) or the shares of Class A Common Stock, $0.01 par value, of the Company (“Class A Common Stock”).

SECTION 3

ADMINISTRATION OF THE PLAN

3.1 The Board. The Plan shall be administered by the Board. It shall be the duty of the Board to conduct the general administration of the Plan in accordance with its provisions.

3.2 Authority of the Board. The Board shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a) To interpret the provisions of the Plan and to determine, in its sole discretion, any question arising under, or in connection with the administration or operation of, the Plan;

(b) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan; and

(c) To prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding. All actions, interpretations and decisions of the Board shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

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3.4 Administrative Expenses. All expenses incurred in the administration of the Plan by the Board, or otherwise, including legal fees and expenses, shall be paid and borne by the Company.

3.5 Indemnification. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, notion, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the maximum number of Shares available for grant under the Plan may not exceed 200,000 shares of Common Stock and 1,287,056 shares of Class A Common Stock. Such shares may be either authorized but unissued Shares or treasury Shares.

4.2 Effect of Lapsed Options. If an Option is cancelled, terminates, expires or lapses for any reason, any Shares subject to such Option again shall be made available for grant under the Plan (to the same Optionee or to a different person).

4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or the Exercise Price of Shares subject to outstanding Options, as the Board, in its sole discretion, shall determine to be appropriate to prevent the dilution or diminishment of Options. Notwithstanding the preceding sentence, the number of Shares subject to any Option always shall be a whole number.

SECTION 5

ELIGIBILITY

5.1 Eligibility. All Nonemployee Directors shall be eligible to participate in the Plan.

5.2 Consideration for Grant of Option or Restricted Shares. Any Option or Restricted Shares under the Plan shall be granted in consideration of the past services of the Nonemployee Director.

SECTION 6

OPTIONS

6.1 Grant of Options.

6.1.1 Each Nonemployee Director who is a Nonemployee Director on February 20, 1996 automatically will receive on such date an Option to purchase 10,000 Shares.

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6.1.2 Each Optionee who received an Option to purchase 10,000 Shares pursuant to Section 6.1.1, and each Nonemployee Director who becomes a Nonemployee Director after February 20, 1996, automatically will receive, on the date of each subsequent annual meeting of the stockholders of the Company on which the Nonemployee Director is such, an Option to purchase such number of Shares (whose class shall be determined by the Board) as determined by A divided by B, where “A” is $200,000 and “B” is the Fair Market Value of an applicable Share on the date on which the Option is granted. Any fractional Share shall be rounded up to the next full Share. Accordingly, for example, if the Fair Market Value of a Share on the date of grant is $9.00, then the Optionee or Nonemployee Director (as applicable) would receive an Option to purchase 22,223 Shares (i.e., $200,000 divided by $9.00, rounded up to the next full Share).

6.2 Terms of Options.

6.2.1 Option Agreement. Each Option shall be evidenced by a written stock option agreement which shall be executed by the Optionee and the Company.

6.2.2 Exercise Price. The Exercise Price for the Shares subject to each Option shall be one hundred percent (100%) of the Fair Market Value of such Shares on the date of grant.

6.2.3 Exercisability. Each Option shall become exercisable with respect to one-third (1/3) of the Shares subject to the Option on each of the dates that is (a) six (6) months, (b) eighteen (18) months, and (c) thirty (30) months after the date of grant of the Option. Notwithstanding the preceding sentence, if prior to the date when an Option would become exercisable, the Optionee terminates service on the Board on account of death or Disability, the Option shall become exercisable in full on the date of such termination of service.

6.2.4 Expiration of Options. Each Option shall terminate upon the expiration of forty-two (42) months from the date of grant of the Option.

6.2.5 Payment. Options shall be exercised by the Optionee’s delivery of a written notice of exercise to the Secretary of the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Exercise Price upon exercise of any Option shall be payable to the Company in full in cash. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, also may permit (a) an Optionee to elect to have the Company withhold Shares having a value equal to the amount required to be withheld or by delivering to the Company already-owned Shares to satisfy the Exercise Price, or (b) by any other means which the Board, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. The value of the Shares to be withheld or delivered will be based on their Fair Market Value on the date of exercise.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Optionee Share certificates (in the Optionee’s name) representing such Shares.

If any shares subject to an Option are not delivered to an Optionee because the Option is exercised through a reduction of shares subject to the Option (i.e., “net exercised”), the number of shares that are not delivered to the Optionee shall remain available for issuance under the Plan. If the Exercise Price of any Option is satisfied by tendering shares of Common Stock or Class A Common Stock held by the Optionee (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan.

6.2.6 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option, as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed and/or traded, and/or under any blue sky or state securities laws.

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6.2.7 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted in Section 8.2. All Options granted to an Optionee under the Plan shall be exercisable during his or her lifetime only by such Optionee.

SECTION 7 RESTRICTED SHARES

7.1 Grant of Restricted Shares. Each Nonemployee Director automatically will receive, on the date of each annual meeting of the stockholders of the Company on which the Nonemployee Director is such, such number of Restricted Shares (whose class shall be determined by the Board) as determined by A divided by B, where “A” is $20,000 and “B” is the Fair Market Value of an applicable Share on the date on which the Restricted Shares are granted. Any fractional Share shall be rounded up to the next full Share. Accordingly, for example, if the Fair Market Value of a Share on the date of grant is $9.00, then the Nonemployee Director would receive 2,223 Restricted Shares (i.e., $20,000 divided by $9.00, rounded up to the next full Share).

7.2 Terms of Restricted Shares.

7.2.1 Restricted Share Agreement. Each restricted Share grant shall be evidenced by a written Restricted Share agreement which shall be executed by the Nonemployee Director and the Company.

7.2.2 Vesting. Each grant of Restricted Shares shall vest in full six (6) months after the date of grant. Notwithstanding the preceding sentence, if prior to the date when the Restricted Shares would vest, the Director terminates service on the Board on account of death or Disability, the Restricted Shares shall become vested in full on the date of such termination of service.

7.2.3 Restrictions on Share Transferability. The Board may impose such restrictions on any Restricted Shares, as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed and/or traded, and/or under any blue sky or state securities laws.

7.2.4 Nontransferability of Unvested Restricted Shares. No restricted shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to their vesting pursuant to Section 7.2.2, other than by will, the laws of descent and distribution, or as permitted in Section 8.2.

SECTION 8 MISCELLANEOUS

8.1 Amendment or Termination of the Plan. The Board, in its sole discretion, may amend, alter, modify or terminate the Plan, in whole or in part, at any time and for any reason. However, only if and to the extent required to maintain the Plan’s qualification under Rule 16b-3 promulgated under the Exchange Act, any such amendment shall be subject to stockholder approval. Neither the amendment, suspension, termination, nor scheduled expiration of the Plan shall, without the consent of the Nonemployee Director, alter or impair any rights or obligations under any Option or Restricted Shares theretofore granted. No Option or Restricted Shares may be granted during any period of suspension nor after termination of the Plan.

8.2 Beneficiary Designation. If permitted by the Board, a Nonemployee Director may name a beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of the Nonemployee Director’s death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Nonemployee Director and must be in a form and manner acceptable to the Board. In the absence of

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any such designation, or if no beneficiary survives the Nonemployee Director, benefits remaining unpaid at the Nonemployee Director’s death shall be paid to the person or persons entitled to such benefits under the Nonemployee Director’s will or, if the Nonemployee Director shall fail to make testamentary disposition of such benefits, his or her legal representative. Any transferee must furnish the Company with (a) written notice of his or her status as a transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.3 Captions. The captions contained herein and in the table of contents are provided as a matter of convenience only, and in no way define, limit, enlarge or describe the scope or intent of the Plan. Such captions shall not affect in any way the construction of any provision of the Plan.

8.4 Applicable Law; Severability. The Plan hereby created shall be construed, administered and governed in all respects in accordance with the laws of the State of California (with the exception of its conflict of laws provisions). If any provision of this instrument shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall continue to be fully effective.

8.5 No Effect Upon Other Compensation Plans. The adoption of this Plan shall not affect any other stock option, compensation or incentive plans in effect for the Company or any Affiliate, and this Plan shall not preclude the Board from establishing any other forms of incentive or compensation for Nonemployee Directors.

8.6 No Effect on Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Nonemployee Director’s service on the Board at any time, with or without cause.

8.7 Requirements of Law. The granting of Options and the issuance of Shares (including Restricted Shares) under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.8 Rule 16b-3 Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan, an Option or any action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. Notwithstanding any contrary provision of the Plan, if the Board specifically determines that compliance with Rule 16b-3 no longer is required, all references in the Plan to Rule 16b-3 shall be of no force or effect.

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CENTRAL GARDEN & PET COMPANY 1340 TREAT BOULEVARD, STE 600 WALNUT CREEK, CA 94597-7578

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1. Election of Directors
Nominees
01 John B. Balousek 02 William E. Brown 03 Thomas J. Colligan 04 Brooks M. Pennington III 05 Alfred A. Piergallini
06 John R. Ranelli 07 George C. Roeth 08 M. Beth Springer 09 Andrew K. Woeber
The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain		For	Against	Abstain
2 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐	4 To approve the amendment of the Nonemployee Director Equity Incentive Plan to increase the number of shares of Class A Common Stock authorized for issuance.	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 3, 4 and 5.		For	Against	Abstain	5 To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 30, 2017.	☐	☐	☐
3 To approve an advisory vote on the compensation of the Company’s named executive officers as described in the accompanying proxy statement.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2016 Annual Report and Stockholder Letter are available at www.proxyvote.com

CENTRAL GARDEN & PET COMPANY
Annual Meeting of Stockholders
February 14, 2017 10:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William E. Brown and George C. Roeth, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders to be held at the RENAISSANCE CLUBSPORT HOTEL, 2805 Jones Road, Walnut Creek, California 94597, on February 14, 2017 at 10:30 A.M., PST or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “3 YEARS” FOR PROPOSAL 2 AND “FOR” PROPOSALS 3, 4 AND 5.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side